MANPOWER INC.

                                                    PRESS RELEASE

FOR IMMEDIATE RELEASE            FOR FURTHER INFORMATION CONTACT:

Contact:  Tracy Shilobrit
          Manpower Inc.
          (414) 906-6088
          tracy.shilobrit@na.manpower.com


   MANPOWER INC. ELECTS BRINKER AND ZORE TO BOARD OF DIRECTORS

MILWAUKEE, WI, USA, 21 July, 2000 - Manpower Inc.
(NYSE: MAN) today announced that Nancy Brinker, 53, and
Edward J. Zore, 55, have been elected to its board of directors.
     Brinker is founding chairman of the board of The
Susan G. Komen Breast Cancer Foundation, where she created the Race for the Curer held today in more than 100 cities nationwide. She is a member of the Foundation's Strategic Planning and International
Development Committees, and is a spokesperson for the organization, which has affiliates in 114 U.S. cities and four countries. In addition, she is a director of US Oncology, Inc. and a trustee of the New York
University Medical School Foundation and Netmarket
Group, Inc. Brinker previously served as a director and member of the audit committee of Meditrust
Corporation, Chairman and CEO of In Your Corner, Inc.
and a director of Caremark International, Inc., where she sat on the Audit and Policy and Ethics Committees and chaired the Public Policy Committee.
     Zore is President of Northwestern Mutual and a member of its Board of Trustees. He joined
Northwestern Mutual's investment department in 1969 and has served as Chief Investment Officer and Chief
Financial Officer. Most recently, he headed the company's life and disability income insurance operations. In addition to his duties at Northwestern
Mutual, Zore sits on the boards of the Frank Russell
Company, Tacoma, Washington; Robert W. Baird Financial
Corporation and MGIC Investment Corporation, Milwaukee.
He serves as chairman of the board of Children's Health
Systems, Inc., and is chairman of the board of trustees of the YMCA of Metropolitan Milwaukee.

                       - MORE -

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   MANPOWER INC. ELECTS BRINKER AND ZORE TO BOARD OF DIRECTORS/PAGE 2

     Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through more than 3,500 offices in 54 countries. The firm annually provides employment to more than 2 million people worldwide and is an industry leader in employee assessment and training.
Manpower also offers organizational performance consulting services worldwide through its independent operating division, The Empower Group. More information on Manpower Inc. can be found at the company's website, www.manpower.com. More information can also be found about The Empower Group at its website, www.empowergrp.com.